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                                                                  EXHIBIT 3(a)



                       CERTIFICATE OF AMENDMENT OF BYLAWS

                                       OF

                                   CU BANCORP

                            A California Corporation

        RESOLVED, that Article III, Section 3.2. to the Bylaws of CU Bancorp be amended to provide that the minimum number of directors be six and the maximum be eleven;

        FURTHER RESOLVED THAT, at the Effective Time of the Merger by and among CU Bancorp and California United Bank, N.A. with Home Interstate Bank and Home Bank, under the Agreement and Plan of Reorganization dated as of January 10, 1996 as amended on March 29, 1996, Article III, Section 3.2. of the Bylaws be amended to return to a board of no less than seven and no more than thirteen directors.

        I, Anita Y. Wolman, Assistant Secretary of CU Bancorp, do hereby certify the foregoing to be a full, true, and correct copy of a resolution duly adopted at the annual meeting of shareholders of said Corporation held on July 18, 1996.

        WITNESS my hand and the seal of said Corporation, this 22nd day of July 1996.


                                       /s/ Anita Y. Wolman
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                                       Anita Y. Wolman, Assistant Secretary


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                                       CU BANCORP